Exhibit 99.1

FOR IMMEDIATE RELEASE

Michael Sileck Named New Chief Financial Officer
For World Wrestling Entertainment, Inc.

STAMFORD, Conn., May 19, 2005 - World Wrestling Entertainment, Inc. today named Michael Sileck to be its new Chief Financial Officer and the newest member of its Board of Directors.

Sileck’s most recent position was Senior Vice President and CFO of Monster Worldwide, Inc., where he led a streamlining and rationalization of the company’s various operating units and a successful spin-off of the Executive Search and Staffing Divisions into a separate public company, which resulted in a shareholder value increase of more than $1 billion. He served as CFO and Senior Vice President for USA Networks, Inc., from 1999 to 2002, which included responsibility for financial activities of all corporate assets including USA Networks, Sci-Fi Network, Home Shopping Network (HSN), Ticketmaster, USA Studios and USA Films. Prior to USA, Sileck was Vice President of Finance for Sinclair Broadcasting from 1996 to 1999, where he was responsible for all financial operations for this 60-television and 50-radio station group. He has held finance and business positions with several media companies, including River Broadcasting of St. Louis, Narraganset Television LLP of Providence, R. I., and WKTVY-TV, the NBC affiliate based in Oklahoma City.

“We are very pleased to have Michael join the WWE® team as CFO. Not only will Michael bring his prior financial expertise in the business of entertainment, television, and digital media, but he will also add to operations support and contribute significantly to strategic initiatives development. We look forward to Michael’s involvement as WWE continues to expand its presence in the entertainment business around the globe,” said Linda McMahon, WWE CEO.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Media Contact:	Gary Davis, VP, Corporate Communications 203-353-5066

Investor Contact:	Michele Goldstein, VP, Planning and Investor Relations 203-352-8642

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreement, including television distribution agreement; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.